Report of Independent Accountants


To the Shareholders and Board of Directors of The Gabelli Westwood Funds


In planning and performing our audit of the financial statements of The Gabelli Westwood Funds: The Gabelli
Westwood Equity Fund, The Gabelli Westwood Balanced Fund,
The Gabelli Westwood Intermediate Bond Fund, The Gabelli
Westwood SmallCap Equity Fund, The Gabelli Westwood
Realty Fund, and The Gabelli Westwood Mighty Mites Fund for the year ended September 30, 1998, for the period from commencement of operations on May 11, 1998 through September 30, 1998 for The Gabelli Westwood Mighty Mites
Fund, (collectively the "Funds"), we considered its internal control, including controls for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form
N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 1998.

This report is intended solely for the information and use of management and the Board of Directors of The Gabelli Westwood
Funds and the Securities and Exchange Commission.




PricewaterhouseCoopers LLP
New York, New York
November 11, 1998



To the Shareholders and Board of Directors
The Gabelli Westwood Funds